Exhibit 10.3

PRECISION CASTPARTS CORP.
BRIDGE RETENTION AWARD AGREEMENT

This Agreement is entered into as of November 11, 2015, between Precision Castparts Corp., an Oregon corporation (the “Company”), and ____________ (“Recipient”).
The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has granted a bridge cash retention award to Recipient. Recipient desires to accept the award subject to the terms and conditions of this Agreement. For purposes of this Agreement, Recipient is considered to be employed by the Company if Recipient is employed by the Company or any parent or subsidiary of the Company.
NOW, THEREFORE, the parties agree as follows:
1.Grant of Bridge Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient a bridge retention award in the amount of $___________ (the “PBA”). On the first regular Company pay date following the vesting of any portion of the PBA, the Company shall pay the vested amount to Recipient, subject to applicable tax withholding.
2.    Vesting; Forfeiture.
2.1    Vesting Schedule. The PBA shall initially be unvested. Subject to Sections 2.2, 2.3, 2.4 and 2.5, the PBA shall vest as follows:
(a)    50% of the PBA amount shall vest on September 30, 2016;
(b)    the remaining 50% of the PBA amount shall vest on September 30, 2017.
2.2    Acquisition Closing. No portion of the PBA shall vest unless the acquisition of the Company by Berkshire Hathaway Inc. is completed on or before September 30, 2016.
2.3    Acceleration on Death or Total Disability.
(a)    If Recipient’s employment by the Company terminates because of death or Total Disability (as defined below), the unvested portion of the PBA shall immediately vest; provided, however, that if Recipient’s death or Total Disability occurs before the completion of the acquisition of the Company by Berkshire Hathaway Inc., vesting shall occur at the time of completion of that acquisition.
(b)    The term “Total Disability” means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the Recipient to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee of the Company and to be engaged in any substantial gainful activity. Total Disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of Total Disability to the Company.
2.4    Forfeiture. If Recipient ceases to be employed by the Company for any reason or for no reason, with or without cause, prior to the date of payment of a PBA amount, other than as a result of death or Total Disability, the PBA amount shall be forfeited to the Company. If the acquisition of the Company by Berkshire Hathaway Inc. is not completed on or before September 30, 2016, the PBA shall be forfeited to the Company.
2.5    Accuracy of Certain Statements. To be eligible and entitled to a PBA, Recipients must not knowingly falsify any financial or other certifications (including quality, safety and legal certifications) or knowingly provide false information relied on by others in a financial or other certification or engage in other fraudulent activity or knowingly fail to report such conduct by others. Any Recipient who does so, as determined by the Company, will not have earned a PBA and will be subject to sanctions, including termination or other disciplinary action. The Recipient may also face legal action to recover any PBA improperly received and/or criminal prosecution.
3.    No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause. A PBA is totally separate from all other Company benefits, and will not be used as a basis for determining levels of any other benefit such as vacation pay, life insurance coverage, etc.
4.    Miscellaneous.
4.1    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.
4.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.
4.3    Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

4.4    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
4.5    Applicable Law. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.
4.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
PRECISION CASTPARTS CORP.

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RECIPIENT

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